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                                                                    EXHIBIT 10.8

                          COLLINS & AIKMAN CORPORATION
                              250 STEVENSON HIGHWAY
                                 TROY, MI 48083

                                                                   July 28, 2003

Mr. Michael G. Torakis
President, International Plastics
Collins & Aikman
Global Headquarters
250 Stephenson Hwy.
Troy,  MI  48083

         RE:  AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Mike:

         This letter addresses Paragraphs 4 and 3(B) of your Employment Agreement with Collins & Aikman Corporation (the "Company"), dated July 28, 2003, or in an existing Option Agreement. When this letter has been approved by the Compensation Committee and signed by you, it will amend your Employment Agreement, effective as of the date it is signed by a member of the Compensation Committee.

         The terms of your Employment Agreement, the Collins & Aikman 2002 Employee Stock Option Plan ("Plan"), any Option Agreement to which you are a party, and any other plan or program generally applicable to employees or stockholders of the Company will apply subject to the terms of this letter.

         Minimum Guaranteed Bonuses for 2003 and 2004. You will be paid a minimum bonus for the calendar years 2003 and 2004 at the rate of Forty Percent (40%) of base salary for such periods, in lieu of any bonus under Section 3(b) of the Employment Agreement, if you are continuously employed with the Company during those periods. The bonus payable for 2003, therefore, would be One Hundred and Eighty Thousand Dollars ($180,000) multiplied by a fraction, the numerator of which is the number of days that remain in calendar year 2003 starting with the first day of your employment with the Company, and the denominator of which is 365; and the minimum bonus for calendar year 2004 would be One Hundred and Eighty Thousand Dollars ($180,000). If your employment with the Company terminates on or before executive bonuses are paid for the year 2004, the amount of any unpaid or prorated bonus payable under your Employment Agreement, if any, shall be determined by reference to the minimum guaranteed bonuses described here. Any bonus paid under this letter agreement will be paid at the same time and in the same manner as bonuses are paid to other executives under the annual bonus plan after calendar year 2004, Section 3(B) of the employment agreement shall apply.

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         Option Grant. In 2003, the Company intends to award you an option to acquire 240,000 shares of Company's common stock at an exercise price of Eight Dollars ($8.00) per share, subject to the terms and conditions of the Company's 2002 Stock Option Plan and an Option Agreement that shall set forth, among other terms, a three-year vesting requirement.

ACCEPTED AND AGREED:                               COLLINS & AIKMAN CORPORATION:

/S/ Michael G. Torakis                                /S/ Jerry Mosingo
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         Michael G. Torakis                        Compensation Committee Member

  July 28, 2003                                      July 28, 2003